CoreStates Bank,
FC. 1-8-8-14
PO Box 7618
1345 Chestnut Street
Philadelphia PA 19101-7618
215 973 7397
Fax 215 973 7671

James P Richards
Vice President
Retailer and Apparel Group                                 August 5, 1997


Gary R. Klocek
Controller
JONES APPAREL GROUP
250 Rittenhouse Circle
Bristol, PA 19007

Dear Gary:

I take great pleasure in advising you that we have approved in favor of Jones Apparel Group, the following credit facilities:

        A) A $150,000,000 discretionary fine of credit for the issuance of documentary trade letters of credit, This amount is gross of any risk participations. Chase Manhattan Bank has advised us they plan to risk participate 30%, or $45,000,000, of this facility.

        B) A $25,000,000 discretionary line of credit available for money market loans and/or standby letters of credit. There is currently outstanding a $100,000 standby LOC issued on behalf of Melru Corporation.

        C) We have also reapproved facilities for foreign exchange and other types of transactional business.

I'm currently reviewing our documentation file to ensure that everything is current and in good order. I will notify you should I find anything to the contrary.

We are pleased to play an important role in Jones Apparel's growth and very happy to have been favored with the opportunity to demonstrate our international capabilities. I trust we have met--or exceeded--your expectations. We look forward to further opportunities to demonstrate our confidence in the Jones Apparel Group and its management.

Sincerely,

/s/ James P. Richards

cc: Wesley R. Card